Exhibit 99.1

Yahoo! Reports First Quarter 2013 Results

SUNNYVALE, Calif.--(BUSINESS WIRE)--April 16, 2013--Yahoo! Inc. (NASDAQ: YHOO) today reported results for the first quarter ended March 31, 2013.

Q1 2013
GAAP revenue	$1,140 million
Revenue ex-TAC	$1,074 million
GAAP income from operations	$186 million
Non-GAAP income from operations*	$224 million
GAAP net earnings per diluted share	$0.35
Non-GAAP net earnings per diluted share*	$0.38

*Excludes stock-based compensation expense of $45 million.

“I’m pleased with Yahoo!’s performance in the first quarter. We saw continued stability in our business, strengthened our team, and started the year with fast execution against our products and partnerships,” said Yahoo! CEO Marissa Mayer. “We are moving quickly to roll out beautifully designed, more intuitive experiences for our users. I’m confident that the improvements we’re making to our products will set up the Company for long-term growth.”

GAAP revenue was $1,140 million for the first quarter of 2013, a 7 percent decrease from the first quarter of 2012. Revenue excluding traffic acquisition costs (“revenue ex-TAC”) was $1,074 million for the first quarter of 2013, flat compared to the first quarter of 2012.

Adjusted EBITDA for the first quarter of 2013 was $386 million, flat compared to the same period of 2012.

Commencing this quarter, Yahoo! is excluding stock-based compensation expense from its reported non-GAAP income from operations, non-GAAP net earnings and non-GAAP net earnings per diluted share. The relevant prior period amounts have been revised to exclude stock-based compensation expense to conform to the current presentation.

GAAP income from operations increased 10 percent to $186 million in the first quarter of 2013, compared to $169 million in the first quarter of 2012. Non-GAAP income from operations was $224 million in the first quarter of 2013, compared to $231 million in the first quarter of 2012. Non-GAAP income from operations for the quarter would have been $179 million including stock-based compensation expense of $45 million.

GAAP net earnings for the first quarter of 2013 was $390 million, a 36 percent increase from the same period of 2012. Non-GAAP net earnings for the first quarter of 2013 was $420 million, a 26 percent increase from the same period of 2012. Non-GAAP net earnings for the quarter would have been $386 million including stock-based compensation expense of $34 million, net of tax.

GAAP net earnings per diluted share was $0.35 in the first quarter of 2013, compared to $0.23 in the first quarter of 2012. Non-GAAP net earnings per diluted share was $0.38 in the first quarter of 2013, compared to $0.27 in the first quarter of 2012. Non-GAAP net earnings per diluted share for the quarter would have been $0.35 per share including $0.03, net of tax, related to stock-based compensation.

Business Highlights

  Yahoo! launched its new, fast and personalized Yahoo.com experience, with a customizable news feed, infinite scroll, and intuitive interface optimized for mobile devices, tablets and the Web.
  Yahoo! continued to improve the Mail experience, announcing a partnership with Dropbox to make it easier for users to share and store larger files as attachments.
  Yahoo! acquired Snip.it, Alike, and Jybe, further accelerating the Company's efforts to build world-class technology and engineering teams in mobile and personalization.
  Yahoo! also announced the acquisition of Summly, a company that helps simplify the way we get information – making it faster, easier to read and more concise. As part of the acquisition, Yahoo! acquired Summly’s technology and intellectual property, which it plans to integrate across its mobile content experiences.
  Yahoo! continued to invest in people, building out its executive team and recruiting exceptional talent from around the world. Yahoo! welcomed Sandy Gould, senior vice president of talent acquisition and development; and Bob Stohrer, senior vice president of brand creative.
  The Company announced a global, non-exclusive agreement with Google to display ads on various Yahoo! Properties and certain co-branded sites using Google’s AdSense for Content and AdMob services. By adding Google to its list of world-class contextual ad partners, Yahoo! can serve users with ads that are even more meaningful and personal.
  Yahoo! launched the second season of its acclaimed series, Burning Love. The popular series, which spoofs reality dating shows and features A-list comedians and stars, premiered on Yahoo! Screen and aired on cable television for the first time.

First Quarter 2013 Financial Highlights

Display:

  GAAP display revenue was $455 million for the first quarter of 2013, an 11 percent decrease compared to $511 million for the first quarter of 2012.
  Display revenue ex-TAC was $402 million for the first quarter of 2013, an 11 percent decrease compared to $454 million for the first quarter of 2012.
  The Number of Ads Sold (excluding Korea) decreased approximately 7 percent compared to the first quarter of 2012.
  Price-per-Ad (excluding Korea) decreased approximately 2 percent compared to the first quarter of 2012.

Search:

  GAAP search revenue was $425 million for the first quarter of 2013, a 10 percent decrease compared to $470 million for the first quarter of 2012.
  Search revenue ex-TAC was $409 million for the first quarter of 2013, a 6 percent increase compared to $384 million for the first quarter of 2012.
  Paid Clicks (excluding Korea) increased approximately 16 percent compared to the first quarter of 2012.
  Price-per-Click (excluding Korea) decreased approximately 7 percent compared to the first quarter of 2012.

Cash Balance:

  Cash, cash equivalents, and investments in marketable debt securities were $5.4 billion as of March 31, 2013 compared to $6 billion as of December 31, 2012, a decrease of $0.6 billion.
  During the first quarter of 2013, Yahoo! repurchased 38 million shares for $775 million.

Conference Call

Yahoo! will host a conference call to discuss first quarter 2013 results at 5 p.m. Eastern Time today. On the conference call, Yahoo! will also provide its business outlook for the second quarter and full year of 2013. A live Webcast of the conference call, together with supplemental financial information, can be accessed through the Company's Investor Relations Website at http://investor.yahoo.com/results.cfm. In addition, an archive of the Webcast can be accessed through the same link. An audio replay of the call will be available for one week following the conference call by calling toll-free (855) 859-2056 or toll (404) 537-3406, conference ID number: 31852463.

Non-GAAP Financial Measures

This press release and its attachments include the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (“SEC”): revenue ex-TAC; adjusted EBITDA; non-GAAP income from operations; non-GAAP net earnings; non-GAAP net earnings per share - diluted; and free cash flow.

Revenue ex-TAC is GAAP revenue less traffic acquisition costs. Adjusted EBITDA, non-GAAP income from operations, non-GAAP net earnings and non-GAAP net earnings per share - diluted, exclude from the most comparable GAAP financial measures certain gains, losses, and expenses that we do not believe are indicative of ongoing results, and exclude stock-based compensation expense. Adjusted EBITDA also excludes taxes, depreciation, amortization of intangible assets, other income, net (which includes interest), earnings in equity interests, and net income attributable to noncontrolling interests. Free cash flow is GAAP net cash provided by operating activities (adjusted to include excess tax benefits from stock-based awards), less acquisition of property and equipment, net and dividends received from equity investees.

These measures may be different than non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). Explanations of the Company’s non-GAAP financial measures and reconciliations of these financial measures to the GAAP financial measures the Company considers most comparable are included in the accompanying “Note to Unaudited Condensed Consolidated Financial Statements,” “Supplemental Financial Data and GAAP to Non-GAAP Reconciliations,” and “GAAP to Non-GAAP Reconciliations.”

About Yahoo!

Yahoo! is focused on making the world's daily habits inspiring and entertaining. By creating highly personalized experiences for our users, we keep people connected to what matters most to them, across devices and around the world. In turn, we create value for advertisers by connecting them with the audiences that build their businesses. Yahoo! is headquartered in Sunnyvale, California, and has offices located throughout the Americas, Asia Pacific (APAC) and the Europe, Middle East and Africa (EMEA) regions. For more information, visit the pressroom (pressroom.yahoo.net) or the company's blog (yodel.yahoo.com).

“Affiliates” refers to the third-party entities that have integrated Yahoo!’s advertising offerings into their Websites or other offerings (those Websites and other offerings, “Affiliate sites”).

“Alibaba Group” means Alibaba Group Holding Limited.

“Net earnings” means net income attributable to Yahoo! Inc., and “net earnings per diluted share” means net income attributable to Yahoo! Inc. common stockholders per share – diluted.

“Number of Ads Sold” is defined as the total number of ads displayed, or impressions, for paying advertisers on Yahoo! Properties.

“Paid Clicks” are defined as the total number of times an end-user clicks on a sponsored listing on Yahoo! Properties and Affiliate sites for which an advertiser pays on a per click basis.

“Price-per-Ad” is defined as display revenue from Yahoo! Properties divided by our Number of Ads Sold.

“Price-per-Click” is defined as search revenue divided by our Paid Clicks.

Additional information about how “Number of Ads Sold,” “Paid Clicks,” “Price-per-Ad,” and “Price-per-Click” are defined and calculated is included under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, which is on file with the SEC and available on the SEC's website at www.sec.gov. Due to the closure of the Korea business in the fourth quarter of 2012, “Number of Ads Sold”, “Paid Clicks”, “Price-per-Ad”, and “Price-per-Click,” as presented above, exclude the Korea market for all periods.

“Search Agreement” refers to the Search and Advertising Services and Sales Agreement between Yahoo! and Microsoft Corporation, as amended.

“TAC” refers to traffic acquisition costs. TAC consists of payments to Affiliates and payments made to companies that direct consumer and business traffic to Yahoo! Properties.

“Yahoo! Properties” refers to the online properties and services that Yahoo! provides to users.

This press release contains forward-looking statements concerning Yahoo!'s expected financial performance and Yahoo!'s strategic and operational plans (including, without limitation, the quotation from management). Risks and uncertainties may cause actual results to differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, acceptance by users of new products and services (including, without limitation, products and services for mobile devices and alternative platforms); Yahoo!'s ability to compete with new or existing competitors; reduction in spending by, or loss of, advertising customers; risks associated with the Search Agreement with Microsoft Corporation; risks related to Yahoo!’s regulatory environment; interruptions or delays in the provision of Yahoo!’s services; security breaches; risks related to joint ventures and the integration of acquisitions; risks related to Yahoo!'s international operations; adverse results in litigation; Yahoo!'s ability to protect its intellectual property and the value of its brands; dependence on third parties for technology, services, content, and distribution; and general economic conditions. All information set forth in this press release and its attachments is as of April 16, 2013. Yahoo! does not intend, and undertakes no duty, to update this information to reflect subsequent events or circumstances. More information about potential factors that could affect the Company's business and financial results is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, which is on file with the SEC and available on the SEC's website at www.sec.gov. Additional information will also be set forth in those sections in Yahoo!’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which will be filed with the SEC in the second quarter of 2013.

Yahoo! and the Yahoo! logos are trademarks and/or registered trademarks of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.

Yahoo! Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	March 31,
	2012	2013

ASSETS
Current assets:
Cash and cash equivalents	$2,667,778	$1,174,633
Short-term marketable debt securities	1,516,175	1,838,527
Accounts receivable, net	1,008,448	943,658
Prepaid expenses and other current assets	460,312	644,204
Total current assets	5,652,713	4,601,022

Long-term marketable debt securities	1,838,425	2,382,026
Alibaba Group Preference Shares	816,261	830,925
Property and equipment, net	1,685,845	1,612,690
Goodwill	3,826,749	3,803,433
Intangible assets, net	153,973	136,610
Other long-term assets	289,130	239,427
Investments in equity interests	2,840,157	2,884,846

Total assets	$17,103,253	$16,490,979

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$184,831	$110,162
Accrued expenses and other current liabilities	808,475	720,463
Deferred revenue	296,926	308,462
Total current liabilities	1,290,232	1,139,087

Long-term deferred revenue	407,560	370,414
Capital lease and other long-term liabilities	124,587	121,475
Deferred and other long-term tax liabilities, net	675,271	674,077
Total liabilities	2,497,650	2,305,053

Total Yahoo! Inc. stockholders' equity	14,560,200	14,139,915
Noncontrolling interests	45,403	46,011
Total equity	14,605,603	14,185,926

Total liabilities and equity	$17,103,253	$16,490,979

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2012	2013

Revenue	$1,221,233	$1,140,368

Operating expenses:
Cost of revenue - traffic acquisition costs	144,091	66,068
Cost of revenue - other	253,980	278,007
Sales and marketing	285,267	257,019
Product development	228,478	219,580
General and administrative	124,271	133,421
Amortization of intangibles	10,053	7,365
Restructuring charges (reversals), net	5,717	(7,062)
Total operating expenses	1,051,857	954,398

Income from operations	169,376	185,970

Other income, net	2,278	17,072

Income before income taxes and earnings in equity interests	171,654	203,042

Provision for income taxes	(56,419)	(29,736)
Earnings in equity interests	172,243	217,588

Net income	287,478	390,894

Less: Net income attributable to noncontrolling interests	(1,135)	(609)

Net income attributable to Yahoo! Inc.	$286,343	$390,285

Net income attributable to Yahoo! Inc. common stockholders per share - diluted	$0.23	$0.35

Shares used in per share calculation - diluted	1,226,486	1,108,095

Stock-based compensation expense by function:
Cost of revenue - other	$2,893	$3,578
Sales and marketing	21,097	16,045
Product development	19,471	8,263
General and administrative	12,505	16,719

Supplemental Financial Data:
Revenue ex-TAC	$1,077,142	$1,074,300
Adjusted EBITDA	$384,307	$385,605
Free cash flow	$195,823	$149,908

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended
	March 31,
	2012	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$287,478	$390,894
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	122,750	143,864
Amortization of intangible assets	31,345	18,410
Stock-based compensation expense	55,966	44,605
Non-cash restructuring charges	-	547
Accrued dividend income related to Alibaba Group Preference Shares	-	(20,251)
Dividends received from equity investees	-	12,000
Tax benefits from stock-based awards	1,014	9,537
Excess tax benefits from stock-based awards	(8,161)	(12,807)
Deferred income taxes	(4,399)	(20,158)
Earnings in equity interests	(172,243)	(217,588)
(Gain) loss from sale of investments, assets, and other, net	(3,857)	11,905
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	102,641	57,853
Prepaid expenses and other	(9,430)	19,707
Accounts payable	(42,442)	(71,135)
Accrued expenses and other liabilities	(43,988)	(123,472)
Deferred revenue	(19,221)	(25,229)
Net cash provided by operating activities	297,453	218,682

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment, net	(109,791)	(69,581)
Purchases of marketable debt securities	(176,220)	(1,481,293)
Proceeds from sales of marketable debt securities	133,961	424,347
Proceeds from maturities of marketable debt securities	77,700	183,100
Purchases of intangible assets	(1,802)	(1,128)
Acquisitions, net of cash acquired	-	(10,147)
Other investing activities, net	(7,280)	3,822
Net cash used in investing activities	(83,432)	(950,880)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net	11,623	61,108
Repurchases of common stock	(70,500)	(775,075)
Excess tax benefits from stock-based awards	8,161	12,807
Tax withholdings related to net share settlements of restricted stock awards and restricted stock units	(31,504)	(43,689)
Other financing activities, net	(1,013)	(1,405)
Net cash used in financing activities	(83,233)	(746,254)

Effect of exchange rate changes on cash and cash equivalents	26,790	(14,693)

Net change in cash and cash equivalents	157,578	(1,493,145)
Cash and cash equivalents, beginning of period	1,562,390	2,667,778

Cash and cash equivalents, end of period	$1,719,968	$1,174,633

Yahoo! Inc.

Note to Unaudited Condensed Consolidated Financial Statements

This press release and its attachments include the non-GAAP financial measures of revenue excluding traffic acquisition costs (“revenue ex-TAC”); adjusted EBITDA; non-GAAP income from operations; non-GAAP net earnings; non-GAAP net earnings per diluted share; and free cash flow, which are reconciled to revenue; net income attributable to Yahoo! Inc. (in the case of adjusted EBITDA and non-GAAP net earnings); income from operations; net income attributable to Yahoo! Inc. common stockholders per share – diluted; and net cash provided by operating activities, which we believe are the most comparable GAAP measures. We use these non-GAAP financial measures for internal managerial purposes and to facilitate period-to-period comparisons. We describe limitations specific to each non-GAAP financial measure below. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure or measures. Further, management uses non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, revenue, net income attributable to Yahoo! Inc., income from operations, net income attributable to Yahoo! Inc. common stockholders per share – diluted, and net cash provided by operating activities calculated in accordance with GAAP.

Revenue ex-TAC is a non-GAAP financial measure defined as GAAP revenue less TAC. TAC consists of payments made to third-party entities that have integrated our advertising offerings into their Websites or other offerings (those Websites and other offerings, “Affiliate sites”) and payments made to companies that direct consumer and business traffic to Yahoo!’s online properties and services (“Yahoo! Properties”). Based on the terms of the Search Agreement with Microsoft, Microsoft retains a revenue share of 12 percent of the net (after TAC) search revenue generated on Yahoo! Properties and Affiliate sites in transitioned markets. Yahoo! reports the net revenue it receives under the Search Agreement as revenue and no longer presents the associated TAC. Accordingly, for transitioned markets Yahoo! reports GAAP revenue associated with the Search Agreement on a net (after TAC) basis rather than a gross basis. For markets that have not yet transitioned, revenue continues to be recorded on a gross basis, and TAC is recorded as a part of operating expenses. We present revenue ex-TAC to provide investors a metric used by the Company for evaluation and decision-making purposes during the Microsoft transition and to provide investors with comparable revenue numbers when comparing periods preceding, during and following the transition period. A limitation of revenue ex-TAC is that it is a measure which we have defined for internal and investor purposes that may be unique to the Company, and therefore it may not enhance the comparability of our results to other companies in our industry who have similar business arrangements but address the impact of TAC differently. Management compensates for these limitations by also relying on the comparable GAAP financial measures of revenue and total operating expenses, which includes TAC in non-transitioned markets.

Adjusted EBITDA is defined as net income attributable to Yahoo! Inc. before taxes, depreciation, amortization of intangible assets, stock-based compensation expense, other income, net (which includes interest), earnings in equity interests, net income attributable to noncontrolling interests and other gains, losses, and expenses that we do not believe are indicative of our ongoing results. Yahoo! presents adjusted EBITDA because the exclusion of certain gains, losses, and expenses facilitates comparisons of the operating performance of our Company on a period to period basis. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for results reported under GAAP. These limitations include: adjusted EBITDA does not reflect tax payments and such payments reflect a reduction in cash available to us; adjusted EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our businesses; adjusted EBITDA does not include stock-based compensation expense related to the Company’s workforce; adjusted EBITDA also excludes other income, net (which includes interest), earnings in equity interests, net income attributable to noncontrolling interests and other gains, losses, and expenses that we do not believe are indicative of our ongoing results, and these items may represent a reduction or increase in cash available to us; and adjusted EBITDA is a measure that may be unique to the Company, and therefore it may not enhance the comparability of our results to other companies in our industry. Management compensates for these limitations by also relying on the comparable GAAP financial measure of net income attributable to Yahoo! Inc., which includes taxes, depreciation, amortization, stock-based compensation expense, other income, net (which includes interest), earnings in equity interests, net income attributable to noncontrolling interests and the other gains, losses and expenses that are excluded from adjusted EBITDA.

Non-GAAP income from operations is defined as income from operations excluding certain gains, losses, and expenses that we do not believe are indicative of our ongoing operating results and further adjusted to exclude stock-based compensation expense. Because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation expense enhances the ability of management and investors to understand the impact of stock-based compensation expense on income from operations. We consider non-GAAP income from operations to be a profitability measure which facilitates the forecasting of our operating results for future periods and allows for the comparison of our results to historical periods. A limitation of non-GAAP income from operations is that it does not include all items that impact our income from operations for the period. Management compensates for this limitation by also relying on the comparable GAAP financial measure of income from operations which includes the gains, losses, and expenses that are excluded from non-GAAP income from operations.

Non-GAAP net earnings is defined as net income attributable to Yahoo! Inc. excluding certain gains, losses, expenses, and their related tax effects that we do not believe are indicative of our ongoing results and further adjusted to exclude stock-based compensation expense and its related tax effects. Because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation expense enhances the ability of management and investors to understand the impact of stock-based compensation expense on net income and net income per share. We consider non-GAAP net earnings and non-GAAP net earnings per diluted share to be profitability measures which facilitate the forecasting of our results for future periods and allow for the comparison of our results to historical periods. A limitation of non-GAAP net earnings and non-GAAP net earnings per diluted share is that they do not include all items that impact our net income and net income per diluted share for the period. Management compensates for this limitation by also relying on the comparable GAAP financial measures of net income attributable to Yahoo! Inc. and net income attributable to Yahoo! Inc. common stockholders per share - diluted, both of which include the gains, losses, expenses and related tax effects that are excluded from non-GAAP net earnings and non-GAAP net earnings per diluted share.

Free cash flow is a non-GAAP financial measure defined as net cash provided by operating activities (adjusted to include excess tax benefits from stock-based awards), less acquisition of property and equipment, net and dividends received from equity investees. We consider free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by the business after the acquisition of property and equipment, which can then be used for strategic opportunities including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for this limitation by also relying on the net change in cash and cash equivalents as presented in the Company’s unaudited condensed consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

Yahoo! Inc.
Supplemental Financial Data and GAAP to Non-GAAP Reconciliations
(in thousands)

	Three Months Ended
	March 31,
	2012	2013
Revenue for groups of similar services:
Display	$511,217	$455,071
Search	470,397	424,687
Other	239,619	260,610
Total revenue	$1,221,233	$1,140,368

Revenue excluding traffic acquisition costs ("revenue ex-TAC") for groups of similar services:
GAAP display revenue	$511,217	$455,071
TAC associated with display revenue	(57,426)	(53,047)
Display revenue ex-TAC	$453,791	$402,024

GAAP search revenue	$470,397	$424,687
TAC associated with search revenue for non-transitioned markets	(86,665)	(16,057)
Search revenue ex-TAC	$383,732	$408,630

Other GAAP revenue	$239,619	$260,610
TAC associated with other GAAP revenue	-	3,036
Other revenue ex-TAC	$239,619	$263,646

Revenue ex-TAC:
GAAP revenue	$1,221,233	$1,140,368
TAC	(144,091)	(66,068)
Revenue ex-TAC	$1,077,142	$1,074,300

Revenue ex-TAC by segment:
Americas:
GAAP revenue	$836,033	$842,195
TAC	(42,955)	(37,522)
Revenue ex-TAC	$793,078	$804,673

EMEA:
GAAP revenue	$133,962	$94,824
TAC	(45,662)	(11,536)
Revenue ex-TAC	$88,300	$83,288

Asia Pacific:
GAAP revenue	$251,238	$203,349
TAC	(55,474)	(17,010)
Revenue ex-TAC	$195,764	$186,339

Total revenue ex-TAC	$1,077,142	$1,074,300

Direct costs by segment (1):
Americas	$179,225	$170,124
EMEA	40,221	38,428
Asia Pacific	51,491	55,014
Global operating costs (2)	421,898	425,129
Restructuring charges, net	5,717	(7,062)
Depreciation and amortization	153,248	162,092
Stock-based compensation expense	55,966	44,605
Income from operations	$169,376	$185,970

Reconciliation of net income attributable to Yahoo! Inc. to adjusted EBITDA:
Net income attributable to Yahoo! Inc.	$286,343	$390,285
Depreciation and amortization	153,248	162,092
Stock-based compensation expense	55,966	44,605
Restructuring charges, net	5,717	(7,062)
Other income, net	(2,278)	(17,072)
Provision for income taxes	56,419	29,736
Earnings in equity interests	(172,243)	(217,588)
Net income attributable to noncontrolling interests	1,135	609
Adjusted EBITDA	$384,307	$385,605

Reconciliation of net cash provided by operating activities to free cash flow:
Net cash provided by operating activities	$297,453	$218,682
Acquisition of property and equipment, net	(109,791)	(69,581)
Dividends received from equity investees	-	(12,000)
Excess tax benefits from stock-based awards	8,161	12,807
Free cash flow	$195,823	$149,908

(1)	Direct costs for each segment include cost of revenue (excluding TAC) and other operating expenses that are directly attributable to the segment such as employee compensation expense (excluding stock-based compensation expense), local sales and marketing expenses, and facilities expenses.
(2)	Global operating costs include product development, service engineering and operations, general and administrative, and other corporate expenses that are managed on a global basis and that are not directly attributable to any particular segment.

Yahoo! Inc.
GAAP to Non-GAAP Reconciliations
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2012	2013

GAAP income from operations	$169,376	$185,970

(a) Restructuring charges, net	5,717	(7,062)

(b) Stock-based compensation expense	55,966	44,605

Non-GAAP income from operations (3)	$231,059	$223,513

GAAP net income attributable to Yahoo! Inc.	$286,343	$390,285

(a) Restructuring charges, net	5,717	(7,062)

(b) Stock-based compensation expense	55,966	44,605

(c) To adjust the provision for income taxes to exclude the tax impact of items (a) and (b) above for the three months ended March 31, 2012 and 2013	(14,444)	(7,646)
Non-GAAP net earnings (4)	$333,582	$420,182

GAAP net income attributable to Yahoo! Inc. common stockholders per share - diluted	$0.23	$0.35

Non-GAAP net earnings per share - diluted (4)	$0.27	$0.38

Shares used in per share calculation - diluted	1,226,486	1,108,095

(3)	Commencing in 2013, non-GAAP income from operations excludes stock-based compensation expense. Prior period amounts have been revised to conform to the current presentation.
(4)	Commencing in 2013, non-GAAP net earnings and non-GAAP net earnings per share - diluted exclude stock-based compensation expense and its related tax effects. Prior period amounts have been revised to conform to the current presentation.

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